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                                                                      EXHIBIT 99


Company Press Release

Florida Banks, Inc. Announces Stock Repurchase Program

JACKSONVILLE, Fla.--Sept. 23, 1999--Florida Banks, Inc.
(Nasdaq/NM:FLBK - news) today announced that its Board of Directors has authorized a stock repurchase program covering up to 10% of its outstanding shares of common stock (currently approximately 585,000 shares). The stock repurchase plan authorizes the purchase of shares at any price below the then-current book value per share of the Company's common stock (as of June 30, 1999, the book value per share was $7.13). Stock repurchases under this program will be made from time to time in open market or privately negotiated transactions, in compliance with Rule 10b-18 under the Securities and Exchange Act of 1934, as amended. The actual number of shares purchased, the timing of purchases and the prices paid will depend on future market conditions. Repurchased shares will be held in Florida Bank's treasury and will be available for resale and for general corporate purposes. As of August 31, 1999, the Company had 5.8 million common shares issued and outstanding.

"At current price levels, we believe Florida Bank's stock is significantly undervalued and an attractive investment," said Charles E. Hughes, Jr., Florida Bank's president and chief executive officer. "The repurchase of shares is a meaningful way to enhance shareholder value and will in no way hamper our plans to grow the Company in our targeted markets."

Florida Banks, Inc. is a Jacksonville-based holding company for a statewide community banking system in Florida's largest and fastest-growing markets. The Company's community banking approach, through its banking subsidiary, Florida Bank, NA, emphasizes responsive and personalized service to its customers at a level normally reserved for only the very best customers of large banks. Local banking affiliates of Florida Banks, Inc. offer a range of traditional banking products and services to small and medium-sized businesses and professionals. Florida Banks, Inc. also provides personal banking services for the owners and executives of those businesses.

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties included, but not limited to, general economic conditions, competition, interest rate sensitivity, exposure to regulatory and legislative changes and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

Contact:

Florida Banks Inc., Jacksonville
Charles E. Hughes, Jr., (904) 332-7777
chughes@flbk.com
or
T. Edwin Stinson Jr., (904) 332-7772
estinson@flbk.com